As filed with the Securities and Exchange Commission on April 20, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Jefferson-Pilot Corporation

(Exact name of registrant as specified in its charter)

North Carolina (State or Other Jurisdiction of Incorporation or Organization)	6311 (Primary Standard Industrial Classification Code Number)	56-0896180 (I.R.S. Employer Identification No.)

100 North Greene Street
Greensboro, North Carolina 27401
(336) 691-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert A. Reed, Esq.
Vice President, Secretary and
Corporate Counsel
Jefferson-Pilot Corporation
100 North Greene Street
Greensboro, North Carolina 27401
(336) 691-3000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:

E. William Bates, II
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036-4003
(212) 556-2100

     Approximate date of commencement of proposed exchange offer: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to	Offering Price	Aggregate Offering	Amount of
Title of Class of Securities to be Registered	be Registered	per Unit (1)	Price (1)	Registration Fee
4.75% Notes due 2014	$300,000,000	100%	$300,000,000	$38,010

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f)(1) under the Securities Act of 1933.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 20, 2004

Jefferson-Pilot Corporation

Offer to Exchange

$300,000,000
4.75% Notes due 2014
that have been registered under the Securities Act of 1933
for
any and all outstanding 4.75% Notes due 2014
that have not been registered under the Securities Act of 1933

The New Notes

•	The terms of the new notes are substantially identical to the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions, exchange offer provisions and additional interest provisions relating to the old notes do not apply to the new notes.

•	The new notes will mature on January 30, 2014. The new notes will bear interest at the rate of 4.75% per year. We will pay interest on the new notes on January 30 and July 30 of each year, beginning July 30, 2004.

•	We may redeem some or all of the new notes at any time at a redemption price equal to 100% of the principal amount thereof plus a make-whole premium set forth in this prospectus.

•	The new notes will be unsecured and will rank equally with our other unsecured and unsubordinated indebtedness and senior to our existing and future subordinated indebtedness.

•	The new notes will not be listed on any securities exchange.

The Exchange Offer

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless extended.

•	All old notes validly tendered and not validly withdrawn pursuant to the exchange offer will be exchanged. For each old note validly tendered and not validly withdrawn pursuant to the exchange offer, the holder will receive a new note having a principal amount equal to that of the tendered old note.

•	Tenders of old notes may be withdrawn at any time before the expiration date of the exchange offer.

•	Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

     We are not asking you for a proxy, and you are requested not to send us a proxy.

     Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2004.

Where You Can Find More Information	i
Summary	1
Forward-Looking Statements	9
Use of Proceeds	10
Capitalization	11
The Exchange Offer	12
Description of the New Notes	21
Description of Certain Provisions of the Indenture	27
Registration Rights	32
Certain United States Federal Income Tax Consequences	35
Plan of Distribution	35
Validity of the Notes	36
Experts	36
EX-4.2
EX-4.3
EX-4.4
EX-5
EX-12
EX-23.1
EX-24.1(a)
EX-24.1(b)
EX-24.1(c)
EX-24.1(d)
EX-24.1(e)
EX-24.1(f)
EX-24.1(g)
EX-24.1(h)
EX-24.1(i)
EX-24.1(j)
EX-25
EX-99.1
EX-99.2
EX-99.3
EX-99.4

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the consummation of the exchange offer, or for such longer period as provided by the registration rights agreement, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-4 under the Securities Act relating to our offering of the new notes. This prospectus is part of the registration statement. As described below, you may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the new notes. The registration statement may contain additional information that may be important to you. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and in accordance therewith file reports and other information with the SEC. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site, www.sec.gov, that contains reports and other information regarding issuers, including us, that file electronically with the SEC. The information contained on the SEC’s website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

     We “incorporate by reference” into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will be deemed to automatically update and supercede this incorporated information. The documents listed below (other than in each case, information that is deemed not to have been filed in accordance with SEC rules), and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the exchange offer (other than in each case, information that is deemed not to have been filed in accordance with SEC rules), are incorporated by reference in this prospectus:

i

•	Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 15, 2004;

•	Current Reports on Form 8-K filed on January 14 and April 20, 2004.

     The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed modified or superseded for purposes of this prospectus to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

     You may request a free copy of any of the documents incorporated by reference by making an oral or written request directed to: Jefferson-Pilot Corporation, 100 North Greene Street, Greensboro, North Carolina 27401, Attention: Investor Relations, telephone number (336) 691-3379 or you can e-mail to investor.relations@jpfinancial.com.

     To obtain timely delivery of this information, you must request it no later than five (5) business days before      , 2004, the expiration date of the exchange offer.

     Our common stock is listed on the New York Stock Exchange and our reports and other information are available for inspection at the offices of the New York Stock Exchange at 20 Broad Street, New York 10005.

     You should rely only on the information contained in this prospectus. We have not authorized anyone else to provide you with additional or different information. We are only offering to exchange the old notes for new notes in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

ii

SUMMARY

     The following summary highlights selected information contained or incorporated by reference in this prospectus and may not contain all of the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire document as well as the information incorporated by reference. In this prospectus, unless the context requires otherwise, references to “Jefferson-Pilot,” “our company,” “we” and “our” refer to Jefferson-Pilot Corporation and its subsidiaries. References to the “old notes” refer to our unregistered 4.75% notes due 2014 and references to the “new notes” refer to our 4.75% notes due 2014 which have been registered under the Securities Act.

Our Company

     Jefferson-Pilot Corporation (the “company”, “we”, “us” or “our”) is a financial services and broadcasting holding company whose subsidiaries provide products and services in four major businesses: 1) life insurance, 2) annuities and investment products, 3) group life, disability and dental insurance, and 4) broadcasting and sports programming production.

     Our earnings were as follows for the three years ended December 31, 2003:

	2003	2002	2001
Net income (in millions)	$492	$450	$513
Earnings per share — basic	$3.47	$3.07	$3.38
Earnings per share — diluted	$3.44	$3.04	$3.34

     Our Individual Products segment markets individual life insurance policies through independent general agents, independent national account marketing firms, agency building general agents, home service agents, broker-dealers, banks and other strategic alliances. Individual Products include universal life and variable universal life, as well as traditional life products.

     Our Annuity and Investment Products (AIP) segment offers fixed and variable annuity products through most of the distribution channels related to Individual Products as well as through financial institutions, investment professionals, and annuity marketing organizations. Our broker-dealer is also part of our AIP segment and markets variable life insurance and variable annuities written by our insurance subsidiaries and other carriers, and also sells other securities and mutual funds.

     Our Benefit Partners segment offers group non-medical products such as term life, disability and dental insurance to the employer marketplace. These products are marketed primarily through a national distribution system of regional offices. These offices develop business through employee benefit brokers, third party administrators and other employee benefit firms.

     The Communications segment consists of 17 radio and three television broadcasting stations located in selected markets in the Southeastern and Western United States, and produces syndicated sports programming.

     Our other segment, Corporate and Other, contains the activities of the parent company and passive investment affiliates, surplus of the life insurance subsidiaries not allocated to other reportable segments, financing expenses on corporate debt, strategic initiatives intended to benefit the entire company, and federal and state income taxes not otherwise allocated to business segments. We include all realized gains and losses on investments in the Corporate and Other segment, and hold all defaulted securities in this segment.

     Our reportable segments’ operating revenues as a percentage of total revenues, excluding realized gains and losses, were as follows for 2003:

Individual Products	50%
AIP	19%
Benefit Partners	22%
Communications	6%
Corporate and Other	3%

     Net Income by Sources:

	2003	2002	2001
	(Dollar amounts in millions)
Individual Products	$309.4	$293.1	$294.5
Annuities and Investment Products	85.0	80.3	74.9
Benefit Partners	50.6	47.5	44.5
Communications	45.4	39.8	33.5
Corporate and Other	32.1	4.4	20.2

Total reportable segment results	522.5	465.1	467.6
Realized investment (losses) gains, net of taxes	(30.9)	(14.9)	43.7
Cumulative effect of change in accounting for derivative instruments, net of taxes (1)	—	—	1.5

Net income	$491.6	$450.2	$512.8

(1)	Effective January 1, 2001, we adopted SFAS Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities”, as amended.

     In the foregoing table and discussion, “reportable segment results” is defined as net income before realized investment gains and losses (and cumulative effect of change in accounting principle, if applicable). Reportable segment results is a non-GAAP measure. We believe reportable segment results provides relevant and useful information to investors, as it represents the basis on which we assess the performance of our business segments. We deem reportable segment results to be a meaningful measure for this purpose because, except for losses from other-than-temporary impairments, realized investment gains and losses occur primarily at our sole discretion. Note that reportable segment results as described above may not be comparable to similarly titled measures reported by other companies.

     Our principal life insurance subsidiaries are Jefferson-Pilot Life Insurance Company (established in 1903), along with Jefferson Pilot Financial Insurance Company and its wholly owned subsidiary, Jefferson Pilot LifeAmerica Insurance Company. Jefferson-Pilot Communications Company and its wholly owned subsidiaries conduct our broadcasting and sports programming operations. Jefferson Pilot Securities Corporation is a registered non-clearing broker-dealer.

     Our insurance subsidiaries have statutory surplus and risk based capital levels well above required levels. The capital levels together with the ratings agencies’ assessments of our business strategies have enabled our principal life insurance subsidiaries to attain the highest available claims paying ratings by A.M. Best (A++) and Standard & Poor’s (AAA) and the second highest rating by Fitch Ratings (AA+). Claims paying ratings are based upon factors of concern to policyholders, agents and intermediaries and are not directed toward the protection of investors and are not recommendations to buy, sell or hold securities.

     Our company was incorporated in North Carolina in 1968. We are located at 100 North Greene Street, Greensboro, North Carolina 27401 and our telephone number is (336) 691-3000.

The Exchange Offer

     On January 27, 2004, we completed the offering of $300,000,000 aggregate principal amount of our 4.75% notes due 2014 in a transaction exempt from registration under the Securities Act. In connection with the offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to commence this exchange offer. Accordingly, you may exchange your old notes for new notes which have substantially the same terms. We refer to the old notes and the new notes together as the notes. The following is a summary of the exchange offer. For a more complete description of the terms of the exchange offer, see “The Exchange Offer” in this prospectus.

Securities Offered	$300,000,000 aggregate principal amount of our 4.75% notes due 2014, registered under the Securities Act. The terms of the new notes offered in the exchange offer are substantially identical to those of the old notes, except that the transfer restrictions, exchange offer provisions and additional interest provisions relating to the old notes do not apply to the new notes.

The Exchange Offer	We are offering new notes in exchange for a like principal amount of our old notes. We are offering these new notes to satisfy our obligations under a registration rights agreement which we entered into with the initial purchasers of the old notes. You may tender your outstanding notes for exchange by following the procedures described under the heading “The Exchange Offer.” The exchange offer is not subject to any federal or state regulatory requirements other than securities laws.

Expiration Date; Tenders; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we extend it. We do not currently intend to extend the exchange offer. You may withdraw any old notes that you tender for exchange at any time prior to the expiration date of the exchange offer. We will accept any and all old notes validly tendered and not validly withdrawn on or before the expiration date. See “The Exchange Offer-Procedures for Tendering Old Notes” and "-Withdrawals of Tenders of Old Notes” for a more complete description of the tender and withdrawal period.

Certain United States Federal Income Tax Consequences	Your exchange of old notes for new notes to be issued in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See “Certain United States Federal Income Tax Consequences” for a summary of United States federal income tax consequences associated with the exchange of old notes for new notes and the ownership and disposition of those new notes.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	Wachovia Bank, National Association

Shelf Registration	If applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or upon the request of holders of old notes under certain circumstances, we will be required to file, and use our best efforts to cause to become effective, a shelf registration statement under the Securities Act which would cover resales of old notes. See “Registration Rights.”

Consequences of Your Failure to Exchange Your Old Notes	Old notes that are not exchanged in the exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the old notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities Act. Following consummation of the exchange offer, we will not be required to register under the Securities Act any old notes that remain outstanding except in the limited circumstances in which we are obligated to file a shelf registration statement for certain holders of old notes not eligible to participate in the exchange offer pursuant to the registration rights agreement. If your old notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your old notes. Interest on any old notes that are not tendered for exchange in the exchange offer will continue to accrue at a rate equal to 4.75% per year.

Consequences of Exchanging Your Old Notes; Who May Participate in the Exchange Offer	Based on interpretations of the staff of the SEC, we believe that you will be allowed to resell the new notes that we issue in the exchange offer if:

•	you are acquiring the new notes in the ordinary course of your business,

•	you are not participating in and do not intend to participate in a distribution of the new notes,

•	you have no arrangement or understanding with any person to participate in a distribution of the new notes, and

•	you are not one of our “affiliates,” as defined in Rule 405 under the Securities Act.

If any of these conditions are not satisfied, you will not be eligible to participate in the exchange offer, you should not rely on the interpretations of the staff of the SEC in connection with the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.

If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

In accordance with the foregoing conditions, if you are a broker-dealer that acquired the old notes directly from us in the initial offering and not as a result of market-making activities, you will not be eligible to participate in the exchange offer.

Conditions of the Exchange Offer	Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we do not have to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offer before acceptance of the old notes, if in our reasonable judgment the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC.

The New Notes

     The summary below describes the principal terms of the new notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	Jefferson-Pilot Corporation

Securities Offered	$300,000,000 aggregate principal amount of 4.75% notes due 2014.

Maturity	January 30, 2014.

Interest Rate	4.75% per year (calculated using a 360-day year).

Interest Payment Dates	January 30 and July 30 of each year, beginning on July 30, 2004. Interest will accrue from the issue date of the old notes.

Ranking	The new notes will be our senior unsecured and unsubordinated obligations and will:

•	rank equally with our existing and future senior indebtedness; and

•	rank senior to all of our existing and future subordinated indebtedness.

Optional Redemption	At any time, we may redeem some or all of the new notes at a price equal to 100% of their principal amount plus the make-whole premium described under “Description of the New Notes-Redemption-Optional Redemption” plus accrued and unpaid interest to the redemption date.

Certain Indenture Provisions	The indenture governing the notes contains covenants that impose restrictions on our business. The restrictions that these covenants will place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to, among other things:

•	create liens; and

•	dispose of stock of restricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. See “Description of Certain Provisions of the Indenture.”

Events of Default	The indenture governing the notes contains the following as events of default, which could result in the principal and all accrued and unpaid interest on the notes becoming immediately due and payable:

•	failure to pay the principal of, or premium if any, on any notes when it becomes due and payable;

•	failure to pay interest on any note for a period of 30 days or more after it becomes due and payable;

•	failure to perform any other covenant of the company in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than the notes), which continues for 60 days after written notice has been given by the trustee, or the holders of at least 10% in principal amount of the outstanding notes, as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of the company.

Upon any event of default (except for an event of default relating to bankruptcy), the trustee or holders of at least 25% in principal amount of outstanding notes may by notice declare the principal of all the notes immediately due and payable. The principal of all the notes will become immediately due and payable without any action by the trustee or holders of the notes upon an event of default relating to certain events of bankruptcy affecting us or certain of our subsidiaries.

The holders of a majority in principal amount of the outstanding notes may waive any past default under the indenture, except a default in the payment of principal, premium or interest and certain covenants of the indenture that cannot be amended without the consent of each holder.

The holders of a majority in principal amount of the notes may under certain circumstances rescind and annul an acceleration, if all events of default, except for a default in the payment of the principal on any notes, have been cured as waived.

You should read the description of the events of default in “Description of Certain Provisions of the Indenture Defaults” for a complete explanation of their terms and exceptions.

Legal Defeasance and Covenant Defeasance	We are permitted under certain circumstances to have our obligations discharged with respect to the outstanding notes or released with respect to certain covenants contained in the indenture. See “Description of the New Notes-Defeasance.”

Ratio of Earnings to Fixed Charges

     The ratio of earnings to fixed charges is calculated according to a formula specified by the SEC. Earnings, the numerator of the calculation, is defined as pre-tax income from continuing operations excluding undistributed income from equity method investments and fixed charges. Fixed charges, the denominator of the calculation, are defined as interest expense, amortization of debt expense and an estimate of interest within rental expense. We have included interest credited to policyholders as a component of fixed charges.

     The following table shows our ratio of earnings to fixed charges for the last five years:

	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges	1.76	1.69	1.81	1.88	1.91

Ratio of earnings to fixed charges, excluding interest credited to policyholders	21.12	18.15	12.16	9.68	10.57

FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of the federal securities laws. We have also made forward-looking statements in reports filed with the SEC that we incorporate by reference into this prospectus and in other written or oral statements made by us or on our behalf. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. You should note that this prospectus and the other documents we incorporate by reference herein and therein, reflect information that we believe was accurate as of the date the respective materials were made publicly available, or the date of this document, in the case of this prospectus. They do not reflect later developments.

     As a matter of policy, we do not normally make projections or forecasts of future events or our performance. When we do, we rely on a safe harbor provided by the Private Securities Litigation Reform Act of 1995 for forward- looking statements. These may include statements relating to our future actions, sales and product development efforts, expenses, the outcome of contingencies such as legal proceedings, or financial performance.

     We have used appropriate care in developing this information, but any forward-looking statement may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties that could significantly affect our actual results or financial condition. These risks and uncertainties include, among others, general economic conditions (including the uncertainty as to the duration and rate of the current economic recovery), the impact on the economy from any future terrorist activities or any U.S. military engagements, and interest rate levels, changes and fluctuations, all of which can impact our sales, investment portfolios, and earnings; any failure to successfully complete the integration of our recently announced group acquisition; competitive factors, including pricing pressures, technological developments, new product offerings and the emergence of new competitors; changes in federal and state taxes (including the recent or future changes to general tax rates, dividends, capital gains, retirement savings, and estate taxes); changes in the regulation of the financial services industry; or changes in other laws and regulations and their impact.

     We undertake no obligation to publicly correct or update any forward-looking statements, whether as a result of new information, future developments or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our press releases and filings with the SEC. In particular, you should read the discussion in the section entitled “External Trends and Forward Looking Information,” and other sections it may reference, in our most recent 10-K report as it may be updated in our 8-K reports. This discussion covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. Other factors besides those listed there could also adversely affect our performance.

USE OF PROCEEDS

     This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes validly tendered and accepted for exchange pursuant to the exchange offer, new notes in the same principal amount as such old notes. Old notes validly tendered and accepted for exchange pursuant to the exchange offer will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

CAPITALIZATION

     The following table summarizes our consolidated capitalization at December 31, 2003. This data is derived from our consolidated financial statements. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated herein by reference to our December 31, 2003
Form 10-K.

December 31, 2003
(Dollar amounts in millions)
Debt
Commercial paper and revolving credit borrowings	$654
Securities sold under repurchase agreements	401
Junior subordinated debentures	309

Total debt	1,364

Stockholders’ equity
Common stock and paid in capital, par value $1.25 per share; authorized 350,000,000; issued and outstanding — 140,610,540	176
Retained earnings	2,947
Accumulated other comprehensive income	683

Total stockholders’ equity	3,806

Total capitalization	$5,170

(1)	The financial information set out in the table above is as of December 31, 2003, and does not take into account the issuance of the notes and the issuance of $300,000,000 in aggregate principal amount of Senior Floating Rate Notes, Series A, each on January 27, 2004, or our recent acquisition of the U.S. group life, disability and dental business of The Canada Life Assurance Company.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

     We sold the old notes on January 27, 2004, pursuant to a purchase agreement, dated as of January 20, 2004, between us and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Citigroup Global Markets Inc., Wachovia Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNY Capital Markets, Inc., Banc One Capital Markets, Inc. and Wells Fargo Securities Brokerage Services, LLC, who we refer to in this prospectus as the initial purchasers. The initial purchasers subsequently sold the old notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A and to persons outside the U.S. under Regulation S under the Securities Act.

     As a condition to the initial sale of the old notes, we and the initial purchasers entered into a registration rights agreement dated as of January 27, 2004. Pursuant to the registration rights agreement, we agreed to:

•	file a registration statement under the Securities Act with respect to the new notes with the SEC by May 26, 2004;

•	use our reasonable best efforts to cause the registration statement to become effective under the Securities Act on or before July 25, 2004;

•	use our reasonable best efforts to keep the exchange offer open for at least 20 business days after the date notice thereof is mailed to the holders of the old notes (or, in each case, longer if required by applicable law) and to consummate the exchange offer within 40 days of the deadline for the effectiveness of the registration statement; and

•	use our reasonable best efforts to keep the registration statement continuously effective under the Securities Act and to supplement and amend the prospectus contained therein as required to ensure that it is available for sales of new notes for a period of up to 180 days after the consummation of the exchange offer, or for such longer period as provided by the registration rights agreement.

     We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with letter of transmittal, to all the beneficial holders known to us. For each old note validly tendered to us pursuant to the exchange offer and not validly withdrawn, the holder will receive a new note having a principal amount equal to that of the tendered old note. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement.

     The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on the trustee’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, which we refer to as the Depositary or DTC, who desires to deliver the old note by book-entry transfer at DTC.

Resale of the New Notes

     We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth below under “-Procedures for Tendering Old Notes.” However, if you intend to participate in a distribution of the new notes, are a broker-dealer that acquired the old notes from us in the initial offering with an intent to distribute those notes and not as a result of market-making activities or are an “affiliate” of us as defined in Rule 405 of the Securities Act, you will not be eligible to participate in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.

     We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers relating to exchange offers like ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past.

     A broker-dealer that has acquired old notes as a result of market-making or other trading activities has to deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. This prospectus may be used by such broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies for a period of up to 180 days after the consummation of the exchange offer, or for such longer period as provided by the registration rights agreement. See “Plan of Distribution” for more information regarding broker-dealers.

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws.

     The exchange offer is not subject to any federal or state regulatory requirements other than securities laws.

Terms of the Exchange Offer

     General. Based on the terms and conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn on or before the expiration date.

     Subject to the minimum denomination requirements of the new notes, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes validly tendered pursuant to the exchange offer and not validly withdrawn on or before the expiration date. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

     The form and terms of the new notes are the same as the form and terms of the old notes except that:

•	the new notes will be registered under the Securities Act and, therefore, the new notes will not bear legends restricting the transfer of the new notes, and

•	holders of the new notes will not be entitled to any of the exchange offer provisions under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer, or to the additional interest provisions of the registration rights agreement.

     The new notes of a particular series will evidence the same indebtedness as the old notes of that same series, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture that governs the old notes. As a result, both the new notes of a particular series and the old notes of that same series will be treated as a single series of debt securities under the indenture. The exchange offer does not depend on any minimum aggregate principal amount of old notes being tendered for exchange.

     As of the date of this prospectus, $300,000,000 in aggregate principal amount of the old notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on      , 2004 as the record date for the exchange offer for purposes of determining the persons to whom we will initially mail this prospectus and the letter of transmittal. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer and all holders of old notes may tender their old notes.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and the related rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and interest on these notes will continue to accrue at a rate equal to 4.75% per year.

     We will be deemed to have accepted validly tendered old notes if and when we give oral or written notice of our acceptance to Wachovia Bank, National Association, which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purpose of receiving the new notes from us.

If you validly tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses in connection with the exchange offer, other than certain applicable taxes described under “-Fees and Expenses.”

Expiration Date; Extensions; Amendments

     The “expiration date” means 5:00 p.m., New York City time, on         , 2004, unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer. We do not currently intend to extend the exchange offer.

     In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by oral or written communication;

•	issue a press release or other public announcement, which will report the approximate number of old notes tendered, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     During any extension of the exchange offer, all old notes previously validly tendered and not validly withdrawn will remain subject to the exchange offer.

     We reserve the right:

•	to delay accepting any old notes,

•	to amend the terms of the exchange offer in compliance with the provisions of the Exchange Act,

•	to extend the exchange offer, or

•	if, in our reasonable judgment, the consummation of the exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice to the exchange agent.

     Any delay in acceptance, extension, termination, or amendment will be followed as soon as practicable by a press release or other public announcement. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of time that we will determine in compliance with the Exchange Act, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.

     In all cases, issuance of the new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal or a book-entry confirmation with an agent’s message, in each case, with all other required documents. However, we reserve the right to waive any conditions of the exchange offer which we, in our reasonable discretion, determine are not satisfied or any defects or irregularities in the tender of old notes. If we do not accept any tendered old notes for any reason set forth in the terms and conditions of the exchange offer or if you submit old notes for a greater principal amount than you want to exchange, we will return the unaccepted or non-exchanged old notes to you, or substitute old notes evidencing the unaccepted or non-exchanged portion, as appropriate. See “-Return of Old Notes.” We will promptly deliver new notes issued in exchange for old notes validly tendered and accepted for exchange, and we will promptly return any old notes not accepted for exchange for any reason, to the applicable tendering holder.

Procedures for Tendering Old Notes

     If you wish to tender old notes you must:

•	complete and sign the letter of transmittal or send a timely confirmation of a book-entry transfer of old notes to the exchange agent,

•	have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and

•	mail or deliver the required documents to the exchange agent at its address set forth in the letter of transmittal for receipt on or before the expiration date.

     In addition, either:

•	certificates for old notes must be received by the exchange agent along with the letter of transmittal;

•	a timely confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent on or before the expiration date; or

•	you must comply with the procedures described below under “-Guaranteed Delivery Procedures.”

     If you do not validly withdraw your tender of old notes on or before the expiration date, it will indicate an agreement between you and our company that you have agreed to tender the old notes, in accordance with the terms and conditions in the letter of transmittal.

     The method of delivery of old notes, the letter of transmittal, and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure delivery to the exchange agent on or before the expiration date. Do not send any letter of transmittal or old notes to us. You may request that your broker, dealer, commercial bank, trust company, or other nominee effect delivery of your old notes for you.

     If you beneficially own the old notes and you hold those old notes through a broker, dealer, commercial bank, trust company, or other nominee and you want to tender your old notes, you should contact that nominee promptly and instruct it to tender your old notes on your behalf.

     Generally, an eligible institution must guarantee signatures on a letter of transmittal unless:

•	you tender your old notes as the registered holder (a registered holder means any participant in DTC whose name appears on a security listing as the owner of old notes) and the new notes issued in exchange for your old notes are to be issued in your name and delivered to you at your registered address appearing on the security register for the old notes, or

•	you tender your old notes for the account of an eligible institution.

     An “eligible institution” means:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

•	a commercial bank or trust company having an office or correspondent in the United States, or

•	an “eligible guarantor institution” as defined by Rule 17Ad-15 under the Exchange Act.

In each instance, the eligible institution must be a member of one of the signature guarantee programs identified in the letter of transmittal in order to guarantee signatures on a letter of transmittal.

     If the new notes or unexchanged old notes are to be delivered to an address other than that of the registered holder appearing on the security register for the old notes, an eligible institution must guarantee the signature on the letter of transmittal.

Tendered old notes will be deemed to have been received as of the date when:

•	the exchange agent receives a properly completed and signed letter of transmittal accompanied by the tendered old notes or a confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC with an agent’s message, or

•	the exchange agent receives a notice of guaranteed delivery from an eligible institution.

     Issuances of new notes in exchange for old notes tendered pursuant to a notice of guaranteed delivery or letter to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal, and any other required documents, and deposit of the tendered old notes, or confirmation of a book-entry transfer of such old notes into the exchange agent’s account at DTC pursuant to the book-entry procedures described below.

     We will make the final determination regarding all questions relating to the validity, form, eligibility, including time of receipt of tenders and withdrawals of tendered old notes, and our determination will be final and binding on all parties.

     We reserve the absolute right to reject any and all old notes improperly tendered. We will not accept any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities, or conditions of surrender as to any particular old note. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of old notes on or before the expiration date. Although we intend to notify holders of defects or irregularities in connection with tenders of old notes, neither we, the exchange agent, nor anyone else will incur any liability for failure to give that notice. Tenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived. All conditions of the exchange offer will be satisfied or waived prior to the expiration of the exchange offer. We will not waive any condition of the exchange offer with respect to any noteholder unless we waive such condition for all noteholders.

     We have no current plan to acquire, or to file a registration statement to permit resales of, any old notes that are not validly tendered pursuant to the exchange offer. However, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

     Pursuant to the letter of transmittal, if you elect to tender old notes in exchange for new notes, you must exchange, assign, and transfer the old notes to us and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact with respect to the tendered old notes, with full power of substitution, among other things, to cause the old notes to be assigned, transferred, and exchanged. By executing the letter of transmittal, you make the representations and warranties set forth below to us. By executing the letter of transmittal you also promise, on our request, to execute and deliver any additional documents that we consider necessary to complete the exchange of old notes for new notes as described in the letter of transmittal.

     Under existing interpretations of the SEC contained in several no-action letters to third parties, we believe that the new notes will be freely transferable by the holders after the exchange offer without further registration under the Securities Act; provided, however, that each holder who wishes to exchange its old notes for new notes will be required to represent:

•	that the holder has full power and authority to tender, exchange, assign, and transfer the old notes tendered,

•	that we will acquire good title to the old notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements, or other obligations relating to their sale or transfer, and not subject to any adverse claim when we accept the old notes,

•	that the holder is acquiring the new notes in the ordinary course of your business,

•	that the holder is not participating in and does not intend to participate in a distribution of the new notes,

•	that the holder has no arrangement or understanding with any person to participate in the distribution of the new notes,

•	that the holder is not an “affiliate,” as defined in Rule 405 under the Securities Act, of us, and

•	that if the holder is a broker-dealer and it will receive new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities, it will deliver a prospectus in connection with any resale of the new notes.

     If you are a broker-dealer that acquired the old notes directly from us in the initial offering and not as a result of market-making activities or you cannot otherwise make any of the representations set forth above, you will not be eligible to participate in the exchange offer, you should not rely on the interpretations of the staff of the SEC in connection with the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.

     Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in deciding whether to participate in the exchange offer.

Return of Old Notes

     If any old notes are not accepted for any reason described in this prospectus, or if old notes are validly withdrawn or are submitted for a greater principal amount than you want to exchange, the exchange agent will return the unaccepted, withdrawn, or non-exchanged old notes to you or, in the case of old notes tendered by book-entry transfer, into an account for your benefit at DTC, unless otherwise provided in the letter of transmittal. The old notes will be credited to an account maintained with DTC as promptly as practicable.

Book Entry Transfer

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To validly tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that (1) DTC has received an express acknowledgment from the participant in DTC tendering the old notes that the participant has received, (2) the participant agrees to be bound by the terms of the letter of transmittal, and (3) we may enforce this agreement against the participant.

     A tender of old notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal with any required signature guarantees and any other required documents are transmitted to and received by the exchange agent at its address set forth in the letter of transmittal for receipt on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

     If you wish to tender your old notes and (1) your old notes are not immediately available so that you can meet the expiration date deadline, (2) you cannot deliver your old notes or other required documents to the exchange agent on or before the expiration date, or (3) the procedure for book-entry transfer cannot be completed on or before the expiration date, you may nonetheless participate in the exchange offer if:

•	you tender your notes through an eligible institution;

•	on or before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by mail or hand delivery, showing the name and address of the holder, the name(s) in which the old notes are registered, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes tendered; the notice of guaranteed delivery must state that the tender is being made by the notice of guaranteed delivery and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other required documents, will be delivered by the eligible institution to the exchange agent, and

•	the properly executed letter of transmittal, as well as the certificate(s) representing all tendered old notes, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

     Unless old notes are tendered by the above-described method and deposited with the exchange agent within the time period set forth above, we may, at our option, reject the tender. The exchange agent will send you a notice of guaranteed delivery upon your request if you want to tender your old notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders of Old Notes

     You may withdraw your tender of old notes at any time on or before the expiration date.

     To withdraw old notes tendered in the exchange offer, the exchange agent must receive a written notice of withdrawal at its address set forth below on or before the expiration of the exchange offer. Any notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn,

•	identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes,

•	contain a statement that the holder is withdrawing the election to have the old notes exchanged,

•	be signed by the holder in the same manner as the original signature on the letter of transmittal used to tender the old notes, and

•	specify the name in which any old notes are to be registered, if different from that of the registered holder of the old notes and, unless the old notes were tendered for the account of an eligible institution, the signatures on the notice of withdrawal must be guaranteed by an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC.

     We will make the final determination on all questions regarding the validity, form, eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any old notes validly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued in exchange unless the old notes so withdrawn are validly tendered again. Properly withdrawn old notes may be tendered again by following one of the procedures described above under “-Procedures for Tendering Old Notes” at any time on or before the expiration date. Any old notes that are not accepted for exchange will be returned at no cost to the holder or, in the case of old notes tendered by book-entry transfer, into an account for your benefit at DTC pursuant to the book-entry transfer procedures described above, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Additional Obligations

     We may be required, under certain circumstances, to file a shelf registration statement. See “Registration Rights.” In any event, we are under a continuing obligation, for a period of up to 180 days after the consummation of the exchange offer, or such longer period as provided by the registration rights agreement, to keep the registration statement of which this prospectus is a part effective and to provide copies of the latest version of this prospectus to any broker-dealer that requests copies for use in a resale, subject to our ability to suspend the use of such a prospectus under certain conditions as described in the registration rights agreement and as described below under “Registration Rights.”

Conditions of the Exchange Offer

     Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we may terminate the exchange offer before acceptance of the old notes if in our reasonable judgment the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC.

     If we, in our reasonable discretion, determine that the above condition is not satisfied, we may:

•	refuse to accept any old notes and return all tendered old notes to the tendering holders,

•	extend the exchange offer and retain all old notes tendered on or before the expiration date, subject to the holders’ right to withdraw the tender of the old notes, or

•	waive any unsatisfied conditions regarding the exchange offer and accept all properly tendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of time that we will determine, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.

     All conditions to the exchange offer will be satisfied or waived prior to the expiration of the exchange offer. We will not waive any condition of the exchange offer with respect to any noteholder unless we waive such condition for all noteholders.

     If we fail to consummate the exchange offer or file, have declared effective or keep effective a shelf registration statement within time periods specified by the registration rights agreement, we may be required to pay additional interest in respect of the old notes. See “Registration Rights—Additional Interest.”

Exchange Agent

     We have appointed Wachovia Bank, National Association as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at the following addresses:

By Overnight Courier or Mail:	By Facsimile:
Wachovia Bank, NA Corporate Actions – NC1153 1525 West W.T. Harris Blvd., 3C3 Charlotte, NC 28262-1153	(704) 590-7628 To Confirm by Telephone:
Attn: Marsha Rice	(704) 590-7413

Fees and Expenses

     We will pay all expenses incurred in connection with the performance of our obligations in the exchange offer, including registration fees, fees and expenses of the exchange agent, the transfer agent and registrar, and printing costs, among others.

     We will also bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone, or in person by our officers and regular employees or by officers and employees of our affiliates. No additional compensation will be paid to any officers and employees who engage in soliciting tenders.

     We have not retained any dealer-manager or other soliciting agent for the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for related, reasonable out-of-pocket expenses. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, the letter of transmittal and related documents.

     We will pay all transfer taxes, if any, applicable to the exchange of old notes. If, however, new notes, or old notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person tendering the notes. If you do not submit satisfactory evidence of payment of those taxes or exemption from payment of those taxes with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

Consequences of Failure to Exchange

     Old notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to us or to any of our subsidiaries,

•	inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act,

•	inside the United States to an institutional accredited investor that, before the transfer, furnishes to the trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old notes, the form of which you can obtain from the trustee and an opinion of counsel acceptable to us and the trustee that the transfer complies with the Securities Act,

•	outside the United States in compliance with Rule 904 under the Securities Act,

•	pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available,

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel, if we so request, or

•	pursuant to an effective registration statement under the Securities Act.

     The liquidity of the old notes could be adversely affected by the exchange offer. Following consummation of the exchange offer, we will not be required to register under the Securities Act any old notes that remain outstanding except in the limited circumstances in which we are obligated to file a shelf registration statement for certain holders of old notes not eligible to participate in the exchange offer pursuant to the registration rights agreement. Interest on any old notes not tendered or otherwise accepted for exchange in the exchange offer will continue to accrue at a rate equal to 4.75% per year.

Accounting Treatment

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes over the remaining term of the notes.

DESCRIPTION OF THE NEW NOTES

General

     The form and terms of the new notes and the old notes are identical in all material respects, except that transfer restrictions, interest rate increase provisions and exchange offer provisions applicable to the old notes do not apply to the new notes. References in this section to the “notes” are references to both the old notes and the new notes. The old notes were, and the new notes will be, issued under an indenture dated as of November 21, 1995, as supplemented by a fourth supplemental indenture dated January 27, 2004, between us and Wachovia Bank, National Association (formerly known as First Union National Bank of North Carolina), as trustee. We refer to this indenture, as so supplemented, as the “indenture.”

     The following is a summary of the material provisions of the notes. It does not include all of the provisions governing the notes. We urge you to read the indenture because it defines your rights. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The indenture has been filed as part of the registration statement of which this prospectus is a part. A copy of the indenture may be obtained as set forth below under “Where You Can Find More Information.”

     We may redeem the notes prior to the final maturity date as described below under “Optional Redemption.” The notes are not entitled to any sinking fund. The old notes were issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof. Upon issuance, the new notes will be represented by one or more fully registered global notes. The notes may be reopened in order to issue additional notes in the future without the consent of the holders of the notes. The notes will be denominated and payable in U.S. dollars.

     Because Jefferson-Pilot Corporation is a holding company, its rights and the rights of its creditors, including the holders of the notes and our other debt securities, to a share of the assets of any subsidiary upon the liquidation or recapitalization of the subsidiary will be subject to the prior claims of the subsidiary’s creditors, except to the extent that Jefferson-Pilot Corporation may itself be a creditor with recognized claims against the subsidiary.

     The old notes and, if issued, the new notes will constitute a separate series of debt securities under the indenture, initially limited to $300,000,000 in aggregate principal amount. Under the Indenture we may, without the consent of the holders of notes, “reopen” the series and issue additional notes from time to time in the future. The old notes, the new notes (if issued) and any additional notes we may issue in the future upon such a reopening will constitute a single series of debt securities under the indenture. This means that, in circumstances where the indenture provides for holders of debt securities of any series to vote or take any other action as single class, the old notes and, if issued, the new notes, as well as any additional notes that we may issue by reopening the series, will vote or take that action as single class. The indenture does not limit the amount of debt securities that we may issue under the indenture.

     The notes are unsecured and unsubordinated obligations of the Company. The notes are not obligations of or guaranteed by any of our subsidiaries.

     The notes will mature on January 30, 2014. Interest on the notes will accrue from January 27, 2004 at the rate of 4.75% per annum, payable semi-annually in arrears on January 30 and July 30 of each year, commencing on July 30, 2004, to the persons in whose names the notes are registered at the close of business on January 15 or July 15, as the case may be, next preceding those interest payment dates. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     If either we have not consummated the exchange offer by a specified date or, if applicable, we do not keep the shelf registration statement effective for a specified period of time, then Additional Interest (as discussed below) on the notes will be payable under certain circumstances until that requirement is satisfied. See “Exchange Offer and Registration Rights.”

Optional Redemption

     The notes will be redeemable, in whole or from time to time in part, at our option on any date at a redemption price equal to the greater of:

     (1) 100% of the principal amount of the notes to be redeemed, and

     (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to that redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus, in the case of both clause (1) and clause (2) above, accrued and unpaid interest on the principal amount of the notes being redeemed to that redemption date. Notwithstanding the foregoing, payments of interest on the notes that are due and payable on or prior to a date fixed for redemption of notes will be payable to the holders of those notes registered as such at the close of business on the relevant record dates according to their terms and the terms and provisions of the indenture.

     “Treasury Rate” means, with respect to any redemption date for the notes,

     (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Final Maturity Date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or

     (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate shall be calculated on the third Business Day preceding the applicable redemption date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” below, the term “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

     “Comparable Treasury Issue” means, with respect to any redemption date for the notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

     “Comparable Treasury Price” means, with respect to any redemption date for the notes, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     “Final Maturity Date” means January 30, 2014.

     “Independent Investment Banker” means, with respect to any redemption date for the notes, Morgan Stanley & Co. Incorporated and its successors or, if such firm or its successors, if any, to such firm, is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with us.

     “Reference Treasury Dealer” means, with respect to any redemption date for the notes, Morgan Stanley & Co. Incorporated and its successors (provided, however, that if it or any successor shall cease to be a primary U.S.

Government securities dealer in New York City (a “Primary Treasury Dealer”), the trustee, after consultation with us, shall substitute therefor another Primary Treasury Dealer), and two other Primary Treasury Dealers selected by the Trustee after consultation with us.

     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at the holder’s registered address. If less than all the notes are to be redeemed at our option, the trustee will select, in a manner it deems fair and appropriate, the notes, or portions of the notes, to be redeemed.

     Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions of notes called for redemption on that redemption date.

Defeasance

     We will be discharged from all of our obligations with respect to the notes (except for certain obligations to exchange or register the transfer of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of the notes of money or certain U.S. government obligations, or both, which through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the notes to and on the final maturity date in accordance with the terms of the indenture and the notes. Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Section 1302 and 1304)

     We may omit to comply with certain restrictive covenants, including those described herein (other than under “Consolidation, Merger and Sale of Assets”) and in the last sentence under “Consolidation, Merger and Sale of Assets”, and the occurrence of certain events of default, which is described below in clause (d) (with respect to such restrictive covenants) and clause (e) under “Description of Certain Provisions of the Indenture—Defaults” below, will be deemed not to be or result in an event of default with respect to the notes. In order to exercise such option to omit to comply with such covenants, we will be required to deposit, in trust for the benefit of the holders of the notes, money or certain U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the notes to and on the final maturity date in accordance with the terms of the indenture and the notes. We will also be required, among other things, to deliver to the Trustee an opinion of counsel to the effect that holders of the notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event that we exercise this option with respect to the notes and the notes are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on the notes at the time of their stated maturity but may not be sufficient to pay amounts due on the notes upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments. (Sections 1303 and 1304)

Book-Entry, Delivery and Form

     Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. The notes will be issued at the closing of this offering only in exchange for old notes duly tendered and not withdrawn, and accepted for exchange.

     The global notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.”

     Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised us that, pursuant to procedures established by it:

     (1) upon deposit of the global notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the global notes; and

     (2) ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global notes).

     All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

     Payments in respect of the principal of, and interest and premium, if any, on, a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the Trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of we or the trustee has or will have any responsibility or liability for:

     (1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

     (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither us nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

     Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     DTC has advised us that it will take any action permitted to be taken by a holder of the notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

     Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

     A global note is exchangeable for definitive notes in registered certificated form, as certificated notes, if:

     (1) DTC (a) notifies us that it is unwilling or unable to continue as depository for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act;

     (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the certificated notes; or

     (3) there has occurred and is continuing an event of default (as defined below) or an event which, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to the notes.

     In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures).

Same Day Settlement and Payment

     We will make payments in respect of the notes represented by the global notes by wire transfer of immediately available funds to the accounts specified by the respective global note holder. We will make all payments with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Governing Law

     The notes shall be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CERTAIN PROVISIONS OF THE INDENTURE

     The following summary of the indenture is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture and the notes. For a complete description of the terms of the notes, you should read the indenture, including the definitions therein of certain terms, along with the information that appears herein under the caption “Description of the New Notes.” Copies of the indenture and the form of certificate evidencing the notes have been filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

     The indenture does not limit the aggregate principal amount of our debt securities or of any particular series of debt securities that may be issued thereunder (“Debt Securities”) and provides that Debt Securities may be issued from time to time in series. The Debt Securities are unsecured and unsubordinated obligations of our company and rank equally with all other of our unsecured and unsubordinated indebtedness.

     Because of our company is a holding company, its rights and the rights of its creditors, including the holders of Debt Securities, to a share of the assets of any subsidiary upon the liquidation or recapitalization of the subsidiary will be subject to the prior claims of the subsidiary’s creditors, except to the extent that the company may itself be a creditor with recognized claims against the subsidiary.

     Principal of (and premium, if any) and interest on the Debt Securities will be payable, and the Debt Securities will be exchangeable and transfers thereof will be registerable, at the office or agency of Wachovia Bank, National Association in the Borough of Manhattan, The City of New York, except that, at the option of the Company, interest may be paid by mailing a check to the address of the person entitled thereto as it appears in the Security Register. (Sections 202, 305 and 1002)

     No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

     The indenture does not contain any provisions that would provide protection to holders of Debt Securities against a sudden and dramatic decline in our credit quality resulting from any highly leveraged transaction, takeover, merger, recapitalization or similar restructuring or change in control.

     The indenture allows us to merge or consolidate with another company, or to sell all or substantially all of our assets to another company provided that certain conditions are satisfied. If these events occur, the other company will be required to assume our responsibilities relating to the Debt Securities, and we will be released from all liabilities and obligations. See “—Consolidation, Merger, Conveyance, Transfer or Lease” below for a more detailed discussion.

     The indenture provides that holders of a majority of the total principal amount of outstanding Debt Securities of any series may vote to change certain of our obligations or certain rights of the holders of Debt Securities of that series. However, to change the amount or timing of principal, interest or other payments under the Debt Securities, every holder in the series must consent. See “—Modification and Waiver of the Indenture” below for a more detailed discussion.

Limitation on Disposition of Stock of Restricted Subsidiaries

     The indenture provides that so long as any of the Debt Securities are outstanding, and except as described under “—Consolidation, Merger, Conveyance, Transfer or Lease” below and in the indenture, we may not issue, sell, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than Qualified Preferred Stock) of a Restricted Subsidiary, and will not permit a Restricted Subsidiary to issue (other than to the Company) any shares (other than directors’ qualifying shares) of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than Qualified Preferred Stock) of such Restricted Subsidiary, if, after giving effect to any such transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, we would own, directly or indirectly, less than 80% of the shares of such Restricted Subsidiary (other than Qualified Preferred Stock); provided, however, that (a) any issuance, sale, transfer or other disposition permitted by the foregoing may only be made for at least a fair market value consideration as determined by our board of directors or any duly authorized committee of the board pursuant to a board resolution adopted in good faith, and (b) the foregoing shall not prohibit any such issuance or disposition of securities if required by any law or any regulation or order of any governmental or insurance regulatory authority. Notwithstanding the foregoing, we may (i) merge or consolidate a Restricted Subsidiary into or with another of our direct wholly owned Subsidiaries and (ii) subject to “—Consolidation, Merger, Conveyance, Transfer or Lease” below, sell, transfer or otherwise dispose of the entire capital stock of a Restricted Subsidiary at one time for at least a fair market value consideration as determined by our board of directors or any duly authorized committee of the board pursuant to a board resolution adopted in good faith. (Section 1009)

     “Qualified Preferred Stock” of an issuer is defined in the indenture as preferred stock which under no circumstances carries the right either separately or considered together with any other preferred stock of the issuer to control more than a majority of the voting power of such issuer.

     “Restricted Subsidiary” is defined in the indenture as any of Jefferson-Pilot Life Insurance Company, Jefferson Pilot Financial Insurance Company or Jefferson Pilot LifeAmerica Insurance Company.

     “Subsidiary” is defined in the indenture as a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the company or by one or more other Subsidiaries, or by our company and one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Limitation on Liens

     The indenture prohibits our company and its subsidiaries from directly or indirectly creating, assuming, incurring or permitting to exist any Indebtedness secured by any lien on the capital stock of any Restricted Subsidiary unless the outstanding Debt Securities (and, if we so elect, any other Indebtedness of our company that is not subordinate to the Debt Securities and with respect to which the governing instruments require, or pursuant to which the company is otherwise obligated, to provide such security) shall be secured equally and ratably with such Indebtedness for at least the time period such other Indebtedness is so secured. (Section 1008)

     “Indebtedness” is defined in the indenture as the principal of and premium, if any, and interest due on indebtedness of a Person, whether outstanding on the date of the indenture or thereafter created, incurred or assumed, which is (a) indebtedness for money borrowed, and (b) any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For the purposes of this definition, “indebtedness for money borrowed” means (i) any obligation of, or any obligation guaranteed by, such Person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any obligation of, or any such obligation guaranteed by, such Person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any other business, property or assets shall not be considered Indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created), and (iii) any obligations of such Person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such person is a party. For purposes of this covenant only, Indebtedness also includes any obligation of, or any obligation guaranteed by, any Person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency hedge, exchange or similar instrument or agreement. (Sections 101 and 1008)

     “Person” is defined in the indenture as any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or agency or political subdivision thereof.

Defaults

     The indenture defines an Event of Default with respect to any series of Debt Securities as any one of the following events:

     (a) failure to pay principal of or any premium on any Debt Security of that series when due;

     (b) failure to pay any interest on any Debt Securities of that series when due, which continues for 30 days;

     (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series;

     (d) failure to perform any other covenant of the company in the indenture (other than a covenant included in the indenture solely for the benefit of a series other than that series), which continues for 60 days after written notice has been given by the trustee, or the holders of at least 10% in principal amount of the outstanding Debt Securities of that series, as provided in the indenture; and

     (e) certain events of bankruptcy, insolvency or reorganization of our company. (Section 501)

     If an Event of Default (other than an Event of Default described in clause (e) above) with respect to the Debt Securities of any series at the time outstanding shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series by notice as provided in the indenture may declare the principal amount of the Debt Securities of the series (or, in the case of any Debt Security that is an original issue discount security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default described in clause (e) above with respect to the Debt Securities of any series at the time outstanding shall occur, the principal amount of all the Debt Securities of that series or, in the case of any such original issue discount security or other Debt Security, such specified amount) will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the indenture. (Section 502) For information as to waiver, see "—Modification and Waiver of the Indenture” below.

     Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

     No holder of a Debt Security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (a) such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (b) the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and (c) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Security. (Section 508)

     We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004)

Modification and Waiver of the Indenture

     Modification and amendments of the indenture may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of each series of outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby, among others,

     (a) change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

     (b) reduce the principal amount of, or any premium or interest on, any Debt Security;

     (c) reduce the amount of principal of an original issue discount security or any other Debt Security payable upon acceleration of the maturity thereof,

     (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

     (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security;

     (f) reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

     (g) reduce the percentage in principal amount of outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

     (h) modify such provisions of the indenture relating to modification and waiver of the indenture.

     The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive our compliance with certain restrictive provisions of the indenture. (Section 1010) The holders of a majority in principal amount of the outstanding Debt Securities of any series may waive any past default under the indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding Debt Security of such series affected. (Section 513)

Consolidation, Merger, Conveyance, Transfer or Lease

     Our company may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person (a “successor person”), and may not permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the company, unless (a) the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the indenture, (b) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, (c) if, as a result of the transaction, we would become subject to a lien that would not be permitted under the limitation on liens described above under “Limitation on Liens”, we take such steps as shall be necessary to secure the Debt Securities equally and ratably with (or prior to) the indebtedness secured by such lien and (d) certain other conditions are met. (Section 801)

Governing Law

     The indenture is governed by and construed in accordance with the laws of the State of New York.

REGISTRATION RIGHTS

     As part of the sale of the old notes to the initial purchasers, we and the initial purchasers entered into a registration rights agreement dated January 27, 2004, which we refer to as the issue date, pursuant to which we agreed that we will, at our expense, for the benefit of the holders of the notes:

     (1) file with the SEC a registration statement on an appropriate form in respect of the exchange offer,

     (2) have the exchange offer registration statement declared effective by the SEC within 180 days after the closing date,

     (3) keep the exchange offer registration statement effective until the closing of the exchange offer, and

     (4) consummate the exchange offer not later than the date that is 40 days after the deadline for effectiveness of the registration statement.

     As soon as practicable after the exchange offer registration statement being declared effective, we will offer the new notes in exchange for tenders of the old notes. We will keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes. For each of the old notes tendered to us pursuant to the exchange offer, the holder who tendered such old note will receive a new note having a principal amount equal to that of the tendered old note. Interest on each new note will accrue

     (1) from the later of:

•	the last interest payment date on which interest was paid on the old note tendered in exchange therefor; or

•	if the old note is tendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date; or

     (2) if no interest has been paid on such old note, from the original issue date of such old note.

     Under existing interpretations of the SEC contained in several no-action letters to third parties, the new notes will generally be freely transferable by holders thereof (other than affiliates of ours) after the exchange offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its old notes for new notes will be required to represent:

•	any new notes received by that holder will be acquired in the ordinary course of business,

•	that holder has no arrangement or understanding with any person to participate in the distribution of the old notes or the new notes within the meaning of the Securities Act,

•	the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of us or if it is an affiliate, the holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable (it being understood that, if we effect the exchange offer, we will not be required to register notes owned by any such affiliate under the Securities Act or make a prospectus available for the resale of those notes),

•	if that holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the new notes within the meaning of the Securities Act, and

•	if that holder is a broker-dealer, that it will receive new notes in exchange for old notes that were acquired for its own account as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

Any holder that is not able to make these representations or satisfy certain similar conditions will not be entitled to participate in the exchange offer or to exchange their old notes for new notes.

     If we determine that a registered exchange offer is not available or may not be consummated as contemplated by the registration rights agreement because it would violate applicable law or applicable interpretations of the staff of the SEC or if the exchange offer is for any other reason not consummated within 40 days following the effectiveness deadline, the registration rights agreement contemplates that we will instead use our best efforts to file a registration statement covering resales of the notes by their holders (a “shelf registration statement”) and will use our best efforts to cause that shelf registration statement to become effective and to keep that shelf registration statement effective for a maximum of two years from the date of the initial offering of the notes. We will, in the event a shelf registration statement is filed, provide to each holder of an old note copies of the prospectus and notify each holder when a shelf registration statement becomes effective. A holder that sells old notes pursuant to a shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a current prospectus to purchasers, and will be subject to certain of the civil liability provisions under the Securities Act in connection with theses sales. We will be entitled to require any holder that wishes to sell notes pursuant to the shelf registration statement to furnish us with information regarding that holder and its proposed distribution of the notes and we may exclude from the shelf registration statement the old notes of any holders that do not comply with our request.

     In addition, any broker-dealer who acquires notes for its own account as a result of market-making activities or other trading activities (a “participating broker-dealer”) who exchanges those notes for new notes in the exchange offer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those new notes. We understand that the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes, other than a resale of an unsold allotment from the initial offering of the notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, for a period of 180 days following the consummation of the exchange offer, participating broker-dealers will be entitled to use the prospectus contained in the exchange offer registration statement in connection with the resale of new notes, subject to exceptions, including our right to suspend the use of that prospectus as described below.

Additional Interest

     The registration rights agreement provides that additional interest (“Additional Interest”) will be payable with respect to the notes as follows:

     (1) if any exchange offer registration statement or a shelf registration statement is not filed within 120 days following the closing date, then beginning on and including the 121st day after the closing date, in addition to the interest otherwise payable on the notes, Additional Interest will accrue and be payable on the notes at the rate of 0.25% per annum; and

     (2) if an exchange offer registration statement or a shelf registration statement is not declared effective within 180 days following the closing date, then commencing on and including the 181st day after the closing date, in addition to the interest otherwise payable on the notes, Additional Interest will accrue and be payable on the notes at the rate of 0.25% per annum; and

     (3) if either

     (a) we have not exchanged new notes for all old notes validly tendered and not withdrawn in accordance with the terms of the exchange offer on or prior to the date that is 40 days after the effectiveness deadline, or

     (b) if applicable, the shelf registration statement is declared effective but the shelf registration statement ceases to be effective at any time prior to the expiration of the holding period referred to in Rule 144(k) under the Securities Act or, if earlier, such time as all old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or pursuant to Rule 144(k) under the Securities Act cease to be outstanding, then, in addition to the interest otherwise payable on the notes, Additional Interest will accrue and be payable on the notes at the rate of 0.25% per annum from and including (x) the day (whether or not a business day) immediately following the 40th day after the effectiveness deadline, in the case of subclause (a) above, or (y) the day the shelf registration statement ceases to be effective, in the case of subclause (b) above.

However, the additional interest rate on the old notes may in no event exceed 0.25% per annum. In addition, additional interest will cease to accrue:

•	upon the filing of the exchange registration statement or shelf registration statement (in the case of clause (1) above),

•	upon the effectiveness of the exchange offer registration statement or shelf registration statement (in the case of clause (2) above), or

•	upon the exchange of new notes for all old notes validly tendered and not withdrawn in the exchange offer or upon the effectiveness of the shelf registration statement that had ceased to remain effective prior to the expiration of the holding period referred to in Rule 144(k) or, if earlier, such time as all notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or pursuant to Rule 144(k) under the Securities Act or cease to be outstanding (in the case of clause (3) above).

     Any amounts of additional interest due pursuant to clauses (1), (2) or (3) of the preceding paragraph will be payable in cash and will be payable on the same dates on which interest is otherwise payable on the old notes and to the same persons who are entitled to receive those payments of interest on the notes. The amount of additional interest payable for any period will be determined by multiplying the additional interest rate, which will be 0.25% per annum, by the principal amount of the notes and then multiplying that product by a fraction, the numerator of which is the number of days that the additional interest rate was applicable during that period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

     If we effect the exchange offer, we will be entitled to close that offer as long as we have accepted all old notes validly tendered and not withdrawn in accordance with the terms of the exchange offer. Old notes not tendered in the exchange offer will bear interest at the same rate in effect at the time of issuance of the old notes and, after consummation of the exchange offer, will not be entitled to additional interest.

     If we file the shelf registration statement, we will be entitled from time to time to require holders of old notes to discontinue the sale or other disposition of old notes pursuant to the shelf registration statement for a period not to exceed 120 days (whether or not consecutive) in any period of 12 consecutive months under certain circumstances relating to possible acquisitions or business combinations or other transactions, business developments or other events involving us, or because the related prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statement therein not misleading. If we effect the exchange offer, we will also be entitled to require any participating broker-dealers to discontinue the sale or other disposition of exchange notes pursuant to the prospectus included in the exchange offer registration statements on the same terms and conditions as those described above.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the exchange of old notes for new notes pursuant to the exchange offer and the ownership and disposition of the new notes. The summary does not purport to be a complete analysis of all the potential tax consequences of such exchange, ownership and disposition. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations (whether proposed, temporary or final) and rulings and judicial decisions in effect as of the date hereof. These laws are subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of that investor’s individual circumstances or to certain types of investors subject to special treatment under U.S. federal income tax laws (such as persons whose functional currency is not the U.S. dollar, insurance companies, banks and financial institutions, dealers in securities or currencies, tax-exempt organizations, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, persons who hold the old notes or new notes as part of a hedging or straddle or conversion transaction, and foreign taxpayers) and does not discuss any aspects of state, local or foreign tax laws. This discussion applies only to persons who are U.S. Holders (as defined below) and who purchased old notes in the original offering at the original offering price, and who hold the old or new notes as capital assets.

     You are urged to consult your own tax advisors with respect to the U.S. federal and other tax consequences of the acquisition, ownership, and disposition of the new notes before determining whether to exchange your notes.

     In this discussion, the term “U.S. Holder” means a holder or beneficial owner of old notes or new notes that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect to be treated as a U.S. person.

     Payments of interest on the new notes will be included by a U.S. Holder as ordinary income at the time the interest is paid or accrued, depending on the U.S. Holder’s method of accounting for tax purposes. U.S. Holders generally will recognize capital gain or loss on the sale, redemption or retirement of the new notes equal to the difference between the amount realized on the sale, redemption or retirement and the U.S. Holder’s tax basis in the new notes.

     The exchange of new notes for old notes will not be a taxable event for U.S. federal income tax purposes. Accordingly, U.S. Holders of old notes will not recognize gain or loss upon the receipt of the new notes and will have the same basis and holding period in the new notes for U.S. federal income tax purposes as they had in the old notes that were exchanged.

     In general, payments of interest on the new notes and payments of proceeds from the sale of new notes by a noncorporate U.S. Holder will be subject to information reporting requirements. Such payments may also be subject to backup withholding if the U.S. Holder fails to provide a correct taxpayer identification number or otherwise fails to establish an exemption in the manner required by law, or if there has a been notification from the IRS that the U.S. Holder is subject to backup withholding.

PLAN OF DISTRIBUTION

     We are not using any dealer managers for this exchange offer.

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any new notes received in exchange for old notes acquired by the broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of up to 180 days after the consummation of the exchange offer, or such longer period as provided by the registration rights agreement, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, during this 180 day or such longer period, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes, or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit resulting from these resales of new notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

     For a period of up to 180 days after the consummation of the exchange offer, or such longer period as provided by the registration rights agreement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes and the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF THE NOTES

     The validity of the notes will be passed upon for the company by Robert A. Reed Esq., Vice President, Secretary & Corporate Counsel of the company. Mr. Reed holds stock and employee stock options in the company and also participates in our 401(k) plan which includes our stock as an investment option.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited the Company’s consolidated financial statements and schedules included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 as set forth in their report which is incorporated by reference in this prospectus. These financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Jefferson-Pilot Corporation since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

Jefferson-Pilot Corporation

$300,000,000

Offer to Exchange

4.75% Notes due 2014
that have been registered under the Securities Act of 1933

for

any and all outstanding
4.75% Notes due 2014
that have not been registered under the Securities Act of 1933

  , 2004

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 20. Indemnification of Directors and Officers.

     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers. In general, the statutes provide that:

     (i) a corporation must indemnify a director or officer who is wholly successful in defense of a proceeding to which the director or officer is a party because of status as such; and

     (ii) in the absence of an indemnity agreement, a corporation may, but is not required to, indemnify a director or officer who is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets certain standards of conduct; but a corporation may not indemnify a director or officer who is adjudged liable to the corporation itself or is adjudged liable to a third party on the basis that personal benefit was improperly received;

     (iii) the court conducting the proceeding may order indemnification under certain circumstances described in the statute; and

     (iv) a corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

     Jefferson-Pilot Corporation (the “Corporation”) has agreed to indemnify its officers and directors against any liability, to the fullest extent permitted by law. The board of directors adopted a resolution granting indemnity, and the Corporation’s shareholders then ratified and approved the board’s actions. The resolution reads as follows:

     1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including all appeals, by reason of the fact that he/she is or was a director, officer, or employee of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, or as a committee member, trustee, or administrator under an employee benefit plan (all such persons hereinafter sometimes referred to as “employee”), against expenses (including attorney’s fees), judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by such employee in connection with such action, suit or proceeding, except that no indemnification shall be made in respect of any liability or litigation expenses which such employee may incur on account of that employee’s activities which were at the time taken known or believed by that employee to be clearly in conflict with the best interests of the Corporation. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the employee knew or believed the activities were clearly in conflict with the best interests of the Corporation.

     2. Any indemnification under Section 1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the employee is proper in the circumstances because the employee did not know or believe, at the time, that the activities were clearly in conflict with the best interests of the Corporation. Such determination shall be made (a) by a majority vote of directors acting at a meeting at which a quorum is present, or (b) if such a quorum is not obtainable (or even if obtainable), a majority of directors so direct, by independent legal counsel (compensated by the Corporation) in written opinion, or (c) by the affirmative vote of the holders of a majority of the shares entitled to vote in the election of directors.

     3. Expenses of each employee indemnified hereunder incurred in defending a civil, criminal, administrative, or investigative action, suit, or proceeding (including all appeals), or threat thereof, may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding as authorized by the board of directors, upon receipt of an undertaking by or on behalf of the employee, to repay such amount unless it shall ultimately be determined that the employee is entitled to be indemnified by the Corporation.

     4. The indemnification provided by this Resolution shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law, any agreement, vote of shareholders, any insurance purchased by the Corporation, or otherwise, both as to action in the employee’s official capacity and as to action in another capacity while holding such office, and shall continue as to an employee who has ceased to be a director, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of such an employee.

     5. The Corporation may purchase and maintain insurance on behalf of any employee who is or was a director, officer, or employee of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, or employee of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the employee and incurred by the employee in any such capacity, or arising out of the employee’s status as such, whether or not the Corporation would have the power to indemnify the employee against such liability under the provisions of this Resolution or of the North Carolina Business Corporation Act.

     The Corporation has purchased a Director’s and Officer’s Liability policy with National Union Fire Insurance Company, a member company of American International Group. We purchased only Side A coverage. This covers the personal liability of directors and officers of the Corporation and its subsidiaries, but not any liability of our corporate entities. The policy period is September 28, 2003 to September 28, 2004. The limit of liability is $15 million. There is no deductible; this is first dollar coverage.

     The policy will pay any loss of any director or officer arising from a claim (including a securities claim) first made against the director or officer during the policy period for any actual or alleged wrongful act in the capacity of director and officer. But the director or officer would not collect under the policy if the Corporation has covered the loss through indemnity as described above.

     Wrongful act includes any actual or alleged employment practice violation or other actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act by the director or officer in his or her capacity or status. Important exclusions include deliberate criminal or deliberate fraudulent acts or the gaining of any profit or advantage to which the director or officer would not be legally entitled.

     In addition to the indemnification agreement, in May 1988, the Corporation’s shareholders approved an amendment to the Corporation’s Articles of Incorporation eliminating the personal liability of each director to the fullest extent permitted by the North Carolina Business Corporation Act.

Item 21. Exhibits.

     The exhibits are listed in the Exhibit Index.

Item 22. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, the State of North Carolina, on this 20th day of April 2004.

Jefferson-Pilot Corporation (Registrant)

By:	/s/ Theresa M. Stone Theresa M. Stone, Executive Vice President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dennis R. Glass Dennis R. Glass	President and Chief Executive Officer (Principal Executive Officer) and Director	April 20, 2004

/s/ Theresa M. Stone Theresa M. Stone	Executive Vice President & Chief Financial Officer (Principal Financial Officer)	April 20, 2004

/s/ Reggie D. Adamson Reggie D. Adamson	Senior Vice President - Corporate Finance (Principal Accounting Officer)	April 20, 2004

Edwin B. Borden, William H. Cunningham, Robert G. Greer, George W. Henderson, III, Elizabeth Valk Long, E. S. Melvin, William Porter Payne, Patrick S. Pittard, Donald S. Russell, Jr., and David A. Stonecipher, each as a Director.*

*By his signature set forth below, Robert A. Reed has signed this Registration Statement as attorney for the persons noted above, in the capacities above stated, pursuant to powers of attorney filed with the Securities and Exchange Commission as Exhibits 24.1(a) to 24.1(j) to this Registration Statement.

Date: April 20, 2004

/s/ Robert A. Reed Robert A. Reed, Attorney-In-Fact

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit
4.1	-	Indenture, dated November 21, 1995, between the Registrant and Wachovia Bank, National Association (formerly First Union National Bank of North Carolina), as Trustee (incorporated by reference to Exhibit 4 to Registration Statement No. 033-63521 on Form S-3)
4.2	-	Fourth Supplemental Indenture dated as of January 27, 2004 between the Registrant and Wachovia Bank, National Association, as Trustee
4.3	-	Form of new 4.75% Note due 2014
4.4	-	Registration Rights Agreement, dated as of January 27, 2004 between the Registrant and Morgan Stanley & Co. Incorporated
5	-	Opinion of Robert A. Reed, Esq., Vice President, Secretary and Corporate Counsel of the Registrant
12	-	Computation of Ratio of Earnings to Fixed Charges
23.1	-	Consent of Ernst & Young LLP
23.2	-	Consent of Counsel (included in Exhibit 5)
24.1(a)	-	Power of Attorney for Edwin B. Borden
24.1(b)	-	Power of Attorney for William H. Cunningham
24.1(c)	-	Power of Attorney for Robert G. Greer
24.1(d)	-	Power of Attorney for George W. Henderson, III
24.1(e)	-	Power of Attorney for Elizabeth Valk Long
24.1(f)	-	Power of Attorney for E. S. Melvin
24.1(g)	-	Power of Attorney for William Porter Payne
24.1(h)	-	Power of Attorney for Patrick S. Pittard
24.1(i)	-	Power of Attorney for Donald S. Russell
24.1(j)	-	Power of Attorney for David A. Stonecipher
25	-	Form T-1, Statement of Eligibility of Trustee
99.1	-	Form of Letter of Transmittal for old 4.75% Notes due 2014
99.2	-	Form of Notice of Guaranteed Delivery for old 4.75% Notes due 2014
99.3	-	Form of Instructions to Registered Holders and/or DTC Participant from Beneficial Owner
99.4	-	Form of Letter to Registered Holders